UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 4, 2018

Date of Report (Date of earliest event reported)

MODEL N, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35840	77-0528806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Mariners Island Boulevard, Suite 300 San Mateo, California 94404
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 610-4600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On May 4, 2018, Model N, Inc. (the “Company”) and certain of its subsidiaries entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent, (“Wells Fargo”), and the lenders party thereto (the “Lenders”), pursuant to which the Lenders extended a term loan to the Company in an aggregate principal amount of $50 million and agreed to establish an additional revolving line of credit up to an aggregate principal amount of $5 million. In part from the proceeds of this refinancing, the company repaid in full the existing term loan under the Financing Agreement dated January 5, 2017 (the “Financing Agreement”) by and among the Company, certain subsidiaries of the Company as guarantors, Crystal Financial SPV, LLC and certain other lenders from time to time party thereto, and TC Lending, LLC, as administrative agent, and to terminate the Financing Agreement.

The loans made pursuant to the Credit Agreement will bear interest at a rate of: (i) when the Company has a leverage ratio of more than 3.5:1.0, either the Base Rate (as defined in the Credit Agreement) plus 3.50% or  the LIBOR Rate (as defined in the Credit Agreement) plus 4.50%, as selected by the Company; (ii) when the Company has a leverage ratio between 2.0:1.0 and 3.5:1.0, either the Base Rate plus 2.50% or the LIBOR Rate plus 3.50%; or (iii) when the Company has a Total Leverage Ratio of less than 2.0:1.0, either the Base Rate plus 2.00% or the LIBOR Rate plus 3.00%. The term loan will mature on May 4, 2023. The Company is required to repay the principal of the term loan in quarterly installments of $250,000 each from September 30, 2018 through June 30, 2019, $625,000 each from September 30, 2019 through June 30, 2020, and $937,500 each from September 30, 2020 through March 31, 2023, and to repay the remaining principal amount at maturity. The Company may voluntarily prepay the term loan, with any such prepayment applied against the remaining installments of principal of the term loan on a pro rata basis; provided, that at the election of the Company, one such prepayment made during the fiscal quarter ending December 31, 2018 in an amount not to exceed $5 million may be applied against the remaining installments of principal in the direct order of maturity. The Company is required to repay the term loan with proceeds from the sale of assets, the receipt of certain insurance proceeds, litigation proceeds or indemnity payments, or the incurrence of debt (in each case subject to certain exceptions).

Certain United States subsidiaries of the Company (the “Guarantors”) and the Company have entered into a guaranty and security agreement pursuant to which the Guarantors have agreed to guarantee the Company’s payment of its obligations under the Credit Agreement, and pursuant to which the Company’s and Guarantors’ obligations under the Credit Agreement and the guaranty and security agreement are secured by substantially all of their assets.

The Credit Agreement requires the Company and its subsidiaries to maintain certain financial covenants, including maintaining consolidated liquidity (cash in the United States plus revolving credit line availability) of at least $15 million, minimum levels of maintenance and subscription fee revenue and, if liquidity is less than $30 million for 90 consecutive days, a minimum leverage ratio of at least 3.50 to 1.00. The Credit Agreement also requires the Company and Guarantors to maintain certain non-financial covenants, including covenants that restrict their ability to dispose of assets acquire (or make investments in) other entities, incur other indebtedness or liens. The Credit Agreement also provides for customary events of default, including failure to pay amounts due or to comply with covenants, default on other indebtedness, or a change of control with respect to the Company.

The foregoing description of the Financing Agreement is a summary, is not complete, and is qualified in its entirety by reference to the full text of the Financing Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

Item 2.02.	Results of Operations and Financial Condition.

On May 8, 2018, the Company issued a press release announcing its financial results for the second quarter fiscal year 2018, which ended March 31, 2018. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K.

The information contained in this Item 2.02 of this current report on Form 8-K and the exhibits attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Description

99.1	Press Release entitled “Model N Announces Second Quarter Fiscal Year 2018 Financial Results,” dated May 8, 2018.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MODEL N, INC.
(Registrant)

By:	/s/ David Barter
David Barter
Senior Vice President and Chief Financial Officer

Date: May 8, 2018